                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            EMERGE INTERACTIVE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           (eMerge Interactive Logo)

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2001
                             ---------------------

To Our Stockholders:

     The Annual Meeting of Stockholders of eMerge Interactive, Inc. will be held on Thursday, May 24, 2001, at 10:00 a.m., Eastern Daylight Savings Time, at the Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, PA. At the meeting, we will

     - elect eight directors; and

     - act upon any other matters properly presented at the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only holders of record of class A common stock and class B common stock at the close of business on April 13, 2001, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices for ten business days prior to the meeting.

     The address of our principal office is 10305 102nd Terrace, Sebastian, Florida 32958, and the phone number is (561) 589-7331.

By Order of the Board of Directors

/s/ KAREN M. KEATING
--------------------
Karen M. Keating
Secretary

Sebastian, Florida
April 19, 2001

                            YOUR VOTE IS IMPORTANT.

PLEASE ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING BY COMPLETING,
  SIGNING, AND RETURNING YOUR PROXY CARD IN THE ENVELOPE PROVIDED, EVEN IF YOU
                          PLAN TO ATTEND THE MEETING.

        SENDING US YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON
                    AT THE MEETING SHOULD YOU WISH TO DO SO.

                            PROXY STATEMENT FOR THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

PROXY INFORMATION

     The accompanying proxy is solicited on behalf of our board of directors for use at our Annual Meeting of Stockholders to be held on Thursday, May 24, 2001, at 10:00 a.m. Eastern Daylight Savings Time, or at any adjournment or adjournments thereof, at the place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. If properly signed and returned and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the proxy for the board of director's slate of directors (Proposal 1) unless contrary instructions are given. At any time before it is voted, each proxy granted may be revoked by you by a later dated proxy, by written revocation addressed to our corporate secretary at eMerge Interactive, Inc., 10305 102nd Terrace, Sebastian, Florida 32958, or by voting by ballot at the Annual Meeting.

     This Proxy Statement, Notice of Annual Meeting of Stockholders and the accompanying proxy card will be mailed to stockholders on or about April 19, 2001.

COMMON STOCK, VOTING PROCESS AND QUORUM FOR MEETING

     Our class A common stock and class B common stock are the only classes of security entitled to vote at the Annual Meeting. Only holders of record of our class A common stock and class B common stock at the close of business on April 13, 2001, will be entitled to vote on all matters to come before the meeting. Each outstanding share of class A common stock entitles its holder to cast one vote for each matter to be voted upon. Each outstanding share of class B common stock entitles its holder to cast two and one-half votes for each matter to be voted upon. On April 13, 2001, there were 29,865,851 shares of class A common stock outstanding and entitled to vote at the Annual Meeting and 5,694,445 shares of class B common stock outstanding and entitled to vote at the Annual Meeting. Unless otherwise indicated, the class A common stock and the class B common stock are collectively referred to as common stock.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated to determine whether or not a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on April 13, 2001, will constitute a quorum. All proxies representing shares that are entitled to vote at the meeting will be counted toward establishing a quorum, regardless of whether such proxies contain abstentions or broker non-vote notifications. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and have the effect of negative votes. A "withheld" vote is treated the same as an abstention. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

SOLICITATION

     The cost of preparing, printing, and mailing the proxy materials will be borne by us. We may use the services of our officers and employees (who will receive no additional compensation) to solicit proxies. We do not anticipate hiring an agency to solicit votes at this time. We intend to request banks and brokers holding shares of our stock to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. We will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection with sending the proxy materials to the beneficial owners of our common stock.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

     Directors are elected annually and serve a one-year term. There are eight nominees for election this year. Each nominee is currently serving as a director. Each nominee has consented to serve until the next annual meeting, if elected. If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate. You will find information on each nominee below.

     THE BOARD RECOMMENDS A VOTE FOR EACH NOMINEE. THE EIGHT NOMINEES WHO RECEIVE THE HIGHEST NUMBER OF AFFIRMATIVE VOTES WILL BE ELECTED AS DIRECTORS.

     CHARLES L. ABRAHAM, 45, has served as Chief Executive Officer and as a member of the board of directors of eMerge Interactive, Inc. since July 1998. From July 1997 until July 1998, Mr. Abraham was Vice President and General Manager with the Home Care Division of Nellcor Puritan Bennett Incorporated. From 1994 until July 1997, Mr. Abraham was Manager of the Global Vascular Business of General Electric Medical Systems, located in Paris, France.

     JOHN S. SCOTT, PH.D., 50, has served as Chairman of the Board of eMerge Interactive, Inc. since September 1994 and has served as Chief Executive Officer and Chairman of the Board of XL Vision, Inc. an affiliate of Safeguard Scientifics, Inc., since its inception in May 1993. From August 1991 until July 1993, Dr. Scott was President of Lenzar Electro-Optics, Inc., a manufacturer of imaging devices. Dr. Scott also currently serves as Chairman of the Board of Ethentica, Inc., and is a director of ChromaVision Medical Systems, Inc., Labnetics, Inc., and VennWorks, LLC.

     DOUGLAS A. ALEXANDER, 39, has served as a member of the board of directors of eMerge Interactive, Inc. since April 1999. Mr. Alexander is a Managing Director of Internet Capital Group, Inc. and the former President and Chief Executive Officer of ICG Europe. He co-founded Reality Online, Inc. in 1986 and later sold it to Reuters in 1994. Mr. Alexander continued to serve as President and Chief Executive Officer of Reality Online after its acquisition until September 1997. Reality Online developed financial planning tools and online services aimed at the individual investor and then later became a provider of Internet solutions to the retail brokerage industry. Prior to co-founding Reality Online, Mr. Alexander was a partner with Strategic Management Group, a corporate training firm. Mr. Alexander also serves as Vice Chairman of the Board of VerticalNet, Inc. and serves as a director of LinkShare Corporation. Mr. Alexander is an ICG designee on our board of directors.

     THOMAS C. LYNCH, 59, has served as a member of the board of directors of eMerge Interactive, Inc. since June 1997. Mr. Lynch served from October 1998 until July 2000 as President and Chief Operating Officer of CompuCom Systems, Inc., an affiliate of Safeguard Scientifics, Inc. From November 1995 until October 1998, Mr. Lynch held the position of Senior Vice President at Safeguard Scientifics, Inc. Mr. Lynch is also a director of Sanchez Computer Associates, Inc., an affiliate of Safeguard Scientifics, Inc. From September 1994 until October 1995, Mr. Lynch was Director of the Navy Staff, where he was responsible for coordinating Navy defense issues. Prior to August 1994, Mr. Lynch held several positions in the United States Navy, including Superintendent of the U.S. Naval Academy.

     JOHN W. PODUSKA, SR., SC.D., 63, has served as a member of the board of directors of eMerge Interactive, Inc. since January 1997. From January 1992 until September 2000, Dr. Poduska served as the Chairman of Advanced Visual Systems Inc., a provider of visualization software and solutions. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer Inc., a computer manufacturer. Dr. Poduska is also a member of the board of directors of Safeguard Scientifics, Inc., Cambridge Technology Partners (Massachusetts), Inc., an affiliate of Safeguard Scientifics, and Anadarko Petroleum Corporation.

     CHRISTOPHER J. DAVIS, 48, has served as a member of the board of directors of eMerge Interactive, Inc. since June 2000. Mr. Davis has held the position of Vice President, Strategic Development at Safeguard Scientifics, Inc. since March 2000. From September 1995 until March 2000, Mr. Davis was an independent consultant and private investor in several early stage technology-oriented companies. Prior to September 1995, he served as President and Chief Executive Officer of LFC Financial Corporation, a privately held merchant banking company engaged in complex financing transactions. Mr. Davis also serves as a member of the board of directors of USDATA Corporation and XL Vision, Inc., affiliates of Safeguard Scientifics. Mr. Davis is the Safeguard designee on our board of directors.

     THOMAS L. TIPPENS, 48, has served as a member of the board of directors of eMerge Interactive, Inc. since January 2001. Mr. Tippens is President and owner of West Oak Commodities, Inc., a retail brokerage firm specializing in the trading of futures and options. Mr. Tippens is a former owner and CEO of Professional Cattle Consultants, LLC, a provider of comparative analysis and market information to the cattle feedlot industry.

     JAMES P. EBZERY, 41, has served as a member of the board of directors of eMerge Interactive, Inc. since March 2001. Mr. Ebzery has held the position of Vice President, Operations of Internet Capital Group, Inc. since April 2000. Prior to joining Internet Capital Group, Inc., Mr. Ebzery held various sales, marketing, and management roles with IBM from December 1983 to April 2000. Mr. Ebzery also serves as a member of the board of directors for Agribuys, Inc. and TALPX, Inc., both affiliated companies of Internet Capital Group, Inc. Mr. Ebzery is an ICG designee on our board of directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the SEC require that we disclose late filings of reports of stock ownership by our directors, executive officers and certain beneficial owners of our common stock. To the best of our knowledge, the only late filings during 2000 were a Form 3 filed late by Anthony Ibarguen, a former director who is not standing for re-election, and a Form 4 filed late by XL Vision, Inc.

         INFORMATION CONCERNING THE OPERATION OF THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

     During the year ended December 31, 2000, there were seven meetings of the board of directors. The board had two standing committees during 2000 -- the audit committee and the compensation committee. Each director attended at least 75% of the total number of meetings of the board of directors, with the exception of Dr. Scott who attended 71% of the board meetings.

  Audit Committee

     Our audit committee consists of three non-employee directors, Dr. Poduska, Mr. Alexander, and Mr. Davis. The audit committee, pursuant to a written charter adopted by the board of directors and attached as Appendix A, reviews the scope and results of the audit and other services provided by our independent auditors and reviews and evaluates our internal control functions. There were three meetings held by the audit committee during 2000.

  Compensation Committee

     Our compensation committee currently consists of two directors who are non-employee directors. During 2000, the compensation committee consisted of Dr. Scott and Mr. Lynch. The compensation committee evaluates and approves the compensation and benefits for our executive officers, administers our equity compensation plans, and makes recommendations to the board regarding such matters. Actions undertaken by the committee during 2000 were approved via unanimous consents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. During fiscal year 2000, the compensation committee consisted of Dr. Scott and Mr. Lynch. Dr. Scott is the Chief Executive Officer and Chairman of the Board of XL Vision. At the end of fiscal year 2000, we owed XL Vision $313,000.

DIRECTOR COMPENSATION

     We reimburse each member of our board for out-of-pocket expenses incurred in connection with attending board meetings. We do not pay our directors cash compensation for attending meetings of the board and committee meetings. Directors are eligible to receive options to purchase common stock under our equity compensation plans. All grants are discretionary and may vary as to the number of shares. In February 2001, the board granted Mr. Tippens an option to purchase 70,000 shares of common stock under our 1999 Equity Compensation Plan at an exercise price of $4.41 per share. Each of the options vests 25% each year commencing on the first anniversary of the grant and has a term of 10 years.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the board of directors is composed of at least two directors who are non-employees of the company (see the section entitled "Board Meetings and Committees" in this Proxy Statement). The committee is responsible for setting and administering the policies that govern both the annual compensation and benefits programs for our executive officers as well as our equity compensation plans.

     We use cash and stock-based compensation for three purposes: (1) to focus executives on our short- and long-term business strategy; (2) to reward individual and corporate performance; and (3) to align our executives' interests with those of our stockholders. Ultimately, the goal is to maximize the success of the company. As detailed in the Summary Compensation Table contained in this Proxy Statement, a portion of our executives' compensation is variable and linked to performance.

CASH COMPENSATION

     Our goal for cash compensation is to pay competitive base salaries, coupled with a possible incentive bonus based on the achievement of annual objectives, and to award stock options to motivate the building of stockholder wealth and align the interests of our employees with those of our stockholders.

BASE SALARY

     Base salary is initially established for new executives on the basis of subjective factors, including experience, individual achievements and the level of responsibility to be assumed. Base salary increases, if any, for executive officers are determined annually by the committee based on subjective factors, including the individual performance of the executive officer, maintaining an appropriate scale among the executive officers based on relative positions and responsibilities, and the competitiveness of the labor market. The budgeted salary increase for all employees is also considered in determining base salary increases for executive officers.

  2000 base salary for Mr. Abraham and the other named executive officers

     Mr. Abraham's base salary was established at $175,000 when he was appointed Chief Executive Officer in July 1998. During March 2000, the committee approved an increase to Mr. Abraham's base salary to $190,000. Base pay and salary increases for 2000 for the other named executive officers were determined by considering the subjective factors discussed previously.

MANAGEMENT INCENTIVE PLAN

     Annual cash incentive awards are granted by the committee to executive officers based on corporate and individual performance. Awards to key executives are based on subjective factors, including the comparative impact of the individual's position to the overall corporate results as measured by the position level, base salary of the individual, and the degree to which such individual is able to affect the group or overall corporate results.

  2000 incentive bonuses for Mr. Abraham and the other named executive officers

     Mr. Abraham was paid an incentive bonus of $189,355 during 2000 based on the successful completion of our IPO. There were no other incentive bonuses earned or paid in 2000 for the other named executive officers.

STOCK-BASED COMPENSATION

     The committee uses the equity compensation plan to attract and retain able employees by awarding stock options. The committee and management believe that broad and deep employee stock ownership effectively motivates the building of stockholder wealth and aligns the interests of employees with those of our stockholders. Awards are made to employees, advisors and consultants, and non-employee directors who are responsible for the growth and sound development of the company's business. Stock options are granted by the committee to the executive officers and other employees based on subjective factors, including their potential impact on corporate results and on their individual performance. The size of stock option grants to the Chief Executive Officer and other executive officers is periodically reviewed against option grants made by other companies of similar size and background.

  2000 Stock Option Grants

     The committee granted stock options in 2000 to one of its executives. The relative number of options granted was based on his responsibilities.

SUMMARY

     The committee is satisfied that the compensation and incentive plans provided to the Chief Executive Officer and the other executive officers of the company are structured and operated so as to support the company's business strategy and to create strong linkage and alignment with the long-term best interests of the company and our stockholders. The committee will periodically reevaluate these programs to ensure they continue to do so.

Compensation Committee:
John S. Scott, Ph.D.
Thomas C. Lynch

                           SUMMARY COMPENSATION TABLE

     The table below provides information concerning the compensation the company paid to our chief executive officer and our four most highly compensated named executive officers other than the chief executive officer during 2000.

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                              ANNUAL COMPENSATION         SECURITIES
                                           --------------------------     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR    SALARY    BONUS(1)    OPTIONS/SARS   COMPENSATION
---------------------------                ----   --------   --------    ------------   ------------
Charles L. Abraham.......................  2000   $187,297         --           --        $206,047
  Chief Executive Officer                  1999    175,000     70,000           --          30,248
                                           1998     86,159     35,000      750,000          41,878
Scott L. Mathews.........................  2000    172,300         --           --           3,490
  President and Chief Operating Officer    1999    112,626     95,400(2)   225,000          65,935
                                           1998         --         --           --              --
T. Michael Janney........................  2000    150,000         --           --           5,024
  Executive Vice President, Chief          1999    136,224     45,000       31,250           3,771
  Financial Officer and Treasurer          1998     20,771      8,125(2)   156,250              44
Marvin L. Slosman........................  2000    145,094         --           --           1,523
  Executive Vice President, Sales          1999    143,737     60,000       31,250          48,309
                                           1998     52,771     53,670(2)   156,250          15,791
Arvind Subramanian.......................  2000    150,000         --       15,000          59,470
  Executive Vice President, Marketing &    1999     23,078     36,653(2)   187,500
  eBusiness                                1998         --         --           --              --

---------------

(1) Cash bonus figures are reported for the year in which earned regardless of the year paid. Accordingly, bonus amounts previously reported in 1999 and 1998 have been restated.
(2) Includes sign-on bonuses of $50,000 for Mr. Mathews in 1999, $2,500 for Mr. Janney in 1998, $35,000 for Mr. Slosman in 1998 and $30,000 for Mr. Subramanian in 1999.

     The amount appearing in the All Other Compensation column for 2000 consists of the following for each of the named executive officers:

     - Mr. Abraham: $189,355 paid in connection with the Company's successful completion of its IPO, $11,050 for car allowance and $5,642 for 401(k) employer contributions and term life insurance.

     - Mr. Mathews: $3,490 for 401(k) employer contributions and term life insurance.

     - Mr. Janney: $5,024 for 401(k) employer contributions and term life insurance.

     - Mr. Slosman: $1,523 for 401(k) employer contributions and term life insurance.

     - Mr. Subramanian: $58,946 for relocation expenses and $524 for term life insurance.

                     OPTION GRANTS DURING LAST FISCAL YEAR

     The following table provides information regarding options granted in 2000 to the executive officers named in the Summary Compensation Table. The values listed represent the hypothetical gains that could be achieved from the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the grant price.

                                                                                        POTENTIAL REALIZABLE VALUE
                                             INDIVIDUAL GRANTS                          AT ASSUMED ANNUAL RATES OF
                       -------------------------------------------------------------   STOCK PRICE APPRECIATION FOR
                        NUMBER OF SHARES      PERCENTAGE      EXERCISE                          OPTION TERM
                       UNDERLYING OPTIONS      OF TOTAL         PRICE     EXPIRATION   -----------------------------
NAME                        GRANTED         OPTIONS GRANTED   ($/SHARE)      DATE              5%             10%
----                   ------------------   ---------------   ---------   ----------   ------------------   --------
Charles L. Abraham...            --                --              --           --                --              --
Scott L. Mathews.....            --                --              --           --                --              --
T. Michael Janney....            --                --              --           --                --              --
Marvin L. Slosman....            --                --              --           --                --              --
Arvind Subramanian...        15,000              0.8%          $11.20      1/31/10          $105,654        $267,749

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table provides information concerning year end option values for fiscal 2000 for the executive officers named in the Summary Compensation Table. The value of unexercised in-the-money options is calculated using the difference between the option exercise price and the year-end closing stock price of $3.625 per share, multiplied by the number of shares subject to an option.

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                 OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                              ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                           EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   --------   -----------   -------------   -----------   -------------
Charles L. Abraham..........    30,000      $312,000     495,000        187,500      $1,398,375      $529,688
Scott L. Mathews............        --            --     112,500        112,500         137,813       137,813
T. Michael Janney...........        --            --     129,498         54,689         340,833       129,495
Marvin L. Slosman...........    10,000        97,625     177,500             --         451,438            --
Arvind Subramanian..........        --            --      97,500        105,000              --            --

EMPLOYMENT, CHANGE OF CONTROL AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Charles L. Abraham, 45, holds the position of Chief Executive Officer and receives an annual salary of $190,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 40% of his base salary each year based on performance objectives established by the board. Mr. Abraham will receive continued salary and benefits for a period of six months if his employment is terminated without cause. In 1998, Mr. Abraham received options to purchase 750,000 shares of common stock at $0.80 per share, of which 25% or 187,500 shares, vested on the day of grant with the remaining options vesting in three annual installments of 25% each. If the company experiences a change of control, 100% of the options will automatically vest.

     Scott L. Mathews, 43, holds the position of President and Chief Operating Officer and receives an annual salary of $175,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 40% of his base salary each year based on performance objectives established by the board. Mr. Mathews will receive continued salary and benefits for a period of six months if his employment is terminated without cause. In 1999, Mr. Mathews received options to purchase 225,000 shares of common stock at $2.40 per share. These options vested 25% on the day of grant with the remaining options vesting in three annual installments of 25% each. If the company experiences a change of control, 100% of the options will automatically vest.

     T. Michael Janney, 52, holds the position of Chief Financial Officer and receives an annual salary of $150,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 30% of his base salary each year based on performance objectives established by the board. Mr. Janney will receive continued salary and benefits for a period of six months if his employment is terminated without cause. Mr. Janney also received options to purchase 156,250 shares of common stock at $0.80 per share in 1998 and 31,250 shares of common stock at $2.40 per share in 1999. These options vested 25% on the day of grant with the remaining options vesting in three annual installments of 25% each. If the company experiences a change of control, 100% of the options will automatically vest.

     Until May 2000, Marvin L. Slosman, 37, held the position of Executive Vice President of Sales. Mr. Slosman received an annual salary of $150,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 40% of his base salary each year based on performance objectives established by the board. Mr. Slosman also received options to purchase 156,250 shares of common stock at $0.80 per share in 1998 and 31,250 shares of common stock at $2.40 per share in 1999. Pursuant to a separation agreement, Mr. Slosman remained employed by us and received continued salary and benefits through November 2000. Mr. Slosman also retained rights to purchase 83,750 option shares vested at the time of his resignation as well as 39,063 option shares which vested through September 2000. We accelerated the vesting of the remaining 54,687 option shares held by Mr. Slosman and he retained the rights to purchase all vested option shares in accordance with the terms of his stock option agreements and the terms of the Amended and Restated 1996 Equity Compensation Plan. Mr. Slosman exercised his rights to purchase all 177,500 vested option shares during February 2001.

     Arvind Subramanian, 39, holds the position of Executive Vice President of Marketing and eBusiness and receives an annual salary of $150,000 per year, subject to adjustment in the discretion of the compensation committee, and a bonus of up to 35% of his base salary each year based on performance objectives established by the board. Mr. Subramanian will receive continued salary and benefits for a period of six months if his employment is terminated without cause. Mr. Subramanian also received options to purchase 187,500 shares of common stock in 1999 and options to purchase 15,000 shares of common stock in 2000 at an exercise price of $11.20 per share. These options vested 25% on the day of grant with the remaining options vesting in three annual installments of 25% each. If the company experiences a change of control, 100% of the options will automatically vest.

PERFORMANCE GRAPH

                COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN*
                        AMONG EMERGE INTERACTIVE, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE JP MORGAN H & Q INTERNET 100 INDEX

                                                                            JP MORGAN H & Q INTERNET       NASDAQ STOCK MARKET
                                                EMERGE INTERACTIVE, INC.               100                       (U.S.)
                                                ------------------------    ------------------------       -------------------
2/04/00                                                  100.00                      100.00                      100.00
3/31/00                                                  200.83                      109.28                      108.30
6/30/00                                                  119.59                       81.07                       94.16
9/30/00                                                  105.83                       77.99                       86.64
12/31/00                                                  24.17                       40.26                       58.01

---------------

* $100 INVESTED ON 2/4/00 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

        SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of April 13, 2001 by:

     - Each person or entity who is known by us to beneficially own more than 5% of our outstanding common stock;

     - Each of the executive officers named in the Summary Compensation Table;

     - Each of our directors and nominees; and

     - All directors and executive officers as a group.

     A person has beneficial ownership of shares if the individual has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person beneficially owns shares underlying options or warrants that are presently exercisable or will become exercisable within 60 days of April 13, 2001. Applicable percentage ownership in the following table is based on 35,540,746 shares of common stock outstanding as of March 30, 2001.

                                                                                 SHARES
                                                                              BENEFICIALLY
                                               OUTSTANDING       OPTIONS         OWNED
                                                  SHARES       EXERCISABLE      ASSUMING
                                               BENEFICIALLY     WITHIN 60     EXERCISE OF     PERCENT OF
NAME                                              OWNED           DAYS          OPTIONS         SHARES
----                                           ------------    -----------    ------------    ----------
Safeguard Scientifics, Inc...................   14,886,302      1,138,889      16,005,191        43.6%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087(1)
Internet Capital Group, Inc..................   14,886,302      1,138,889      16,005,191        43.6
  435 Devon Park Drive
  Building 600
  Wayne, PA 19087(2)
Charles L. Abraham...........................       62,800        495,000         557,800         1.5
Douglas A. Alexander.........................            0         50,000          50,000           *
Christopher J. Davis.........................        1,000              0           1,000           *
James P. Ebzery..............................            0              0               0           *
T. Michael Janney............................        3,313        137,311         140,624           *
Thomas C. Lynch..............................       36,795              0          36,795           *
Scott L. Mathews.............................            0        168,750         168,750           *
John W. Poduska, Sr., Sc.D...................       83,950          7,812          91,762           *
John S. Scott, Ph.D.(3)......................      662,500              0         662,500         1.9
Marvin L. Slosman............................      122,813              0         122,813           *
Arvind Subramanian...........................            0        101,250         101,250           *
Thomas L. Tippens............................            0              0               0           *
Executive officers and directors as a group
  (12 persons)...............................      973,171        960,123       1,933,294         5.3

---------------

The symbol * means that the percentage is less than 1%.

(1) Includes 8,083,334 shares beneficially owned by Internet Capital Group, the 3,767,936 shares beneficially owned by Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard ("SDI"), and the 4,153,921 shares beneficially owned by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard ("SSDI"). Safeguard and each of SDI and SSDI have reported that Safeguard together with each of SDI and SSDI, respectively, have both shared voting and dispositive power with respect to the shares held by each of SDI and SSDI, respectively, because Safeguard is the sole stockholder of each of SDI and SSDI. Included in the 3,767,936 shares beneficially owned by SDI are 340,000 shares that Safeguard 98 Capital, L.P. ("Safeguard 98") (of which SDI serves as the general partner) has the option to acquire upon conversion of debt of XL Vision, Inc. to Safeguard 98 and 120,721 shares which SDI will acquire upon conversion of debt of XL Vision to SDI. Safeguard and ICG have entered into a joint venture agreement that, among other things, governs how the shares of common stock that are beneficially owned by each of them will be voted.
(2) Includes 7,921,857 shares beneficially owned by Safeguard. Safeguard and ICG have entered into a joint venture agreement that, among other things, governs how the shares of our common stock that are beneficially owned by each of them will be voted. Also includes 1,250,000 shares of class A common stock, 5,694,445 shares of class B common stock, and a warrant to purchase 1,138,889 shares of class B common stock held by 1999 Internet Capital L.P. ("ICG LP"), a Delaware limited partnership of which ICG's wholly owned subsidiary, ICG Holdings, Inc., is the sole general partner. ICG, ICG LP and ICG Holdings each has shared voting and dispositive power with respect to the shares held by ICG LP because ICG is the sole stockholder of ICG Holdings and ICG Holdings is the sole general partner of ICG LP. ICG, ICG LP, and ICG Holdings share dispositive power over such 8,083,334 shares.
(3) John S. Scott, Ph.D. is Chief Executive Officer and Chairman of the Board of XL Vision, and disclaims beneficial ownership of the 1,457,753 shares held by XL Vision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Service Agreements with XL Vision, Inc.

     Technology Fee

     We entered into an agreement during July 1997 with XL Vision for the transfer of certain technology then used by us in the sale of our products in exchange for a $4,400,000 note payable. The note payable bore interest at 7% per annum. We paid the balance outstanding on the note, including interest thereon, in full in February 2000 with a portion of the proceeds we received from our initial public offering.

     Administrative Services Fee

     We entered into an agreement during December 1997 with XL Vision to provide administrative support services such as management consulting, investor relations, legal and accounting services. The amounts due under this agreement are payable monthly to XL Vision and were originally based upon an aggregate of 1.5% of gross revenues, with a maximum fee not to exceed $300,000 per annum. During August 1999, the agreement was amended such that the administrative services fee was applied to net contribution margin on cattle sales and gross revenue for all other sales. In April 2000, the agreement with XL Vision was amended again such that the administrative services fee charged to us is based upon an estimate of hours spent by XL Vision personnel in support of our business. Administrative service fees incurred by us were approximately $87,500 in 2000.

     Leases

     During 2000, we subleased our corporate facilities from XL Vision, Inc., which leased the entire facility from XL Realty, Inc., a subsidiary of Safeguard Scientifics. Our rent expense varied based upon space occupied by us and includes charges for base rent, repairs and maintenance, telephone and networking expenses, real estate taxes and insurance. Our rent expense was approximately $706,500 in 2000. Our lease agreement with XL Vision expired on January 1, 2001.

     On April 1, 2001, we relocated our corporate headquarters to 10305 102nd Terrace, Sebastian, Florida, 32958, and now lease our corporate facilities directly from XL Realty, Inc. We believe that the rent that we pay pursuant to all leases is consistent with the market for similar space in our area. Our current lease with XL Realty terminates in April 2003, at which time we have the option to renew for an additional one year term.

     Notes Payable to Safeguard Delaware, Inc.

     On July 21, 1999, we obtained a $3,000,000 revolving note payable from Safeguard Delaware, Inc. ("Safeguard"). The revolving note payable, as amended, bore an interest rate at prime plus 1%.

     In August, September, and October 1999, we signed a series of demand notes with Safeguard for $2,500,000, $2,000,000 and $2,500,000, respectively. These notes were cancelled in October 1999 in exchange for a $7,050,000 note payable. The note bore an interest rate at prime plus 1%.

     Interest expense on the above referenced notes was approximately $116,000 in 2000. Both notes, including interest thereon, were paid in full in February 2000 with a portion of the proceeds we received from our initial public offering.

  Issuance of Preferred Stock and a Warrant to Internet Capital Group, Inc.

     On November 16, 1999, we issued 4,555,556 shares of series D preferred stock and a warrant to purchase 1,138,889 shares of class B common stock for the aggregate consideration of $38.8 million to Internet Capital Group, Inc.

     We received $18.0 million of the total purchase price in cash and $23.0 million in the form of a promissory note. The note was due and paid in full in November 2000. Interest on the promissory note was imputed at 9.5% and amounted to $2.2 million over the life of the note, approximately $400,000 was recognized in 1999 and $1.8 million was recognized in 2000.

     The series D preferred stock automatically converted into shares of class B common stock concurrent with our initial public offering. The class B common stock is entitled to two and one-half votes per share. The warrant expires three years from the date of issuance and is exercisable at $15 per share. The class B common stock automatically converts into class A common stock upon transfer by Internet Capital Group to a non-affiliated party.

     Douglas A. Alexander, one of our directors, is an executive officer of Internet Capital Group. James P. Ebzery, also one of our directors, is a vice president of Internet Capital Group. Additionally, Safeguard Scientifics beneficially owns approximately 14% of the outstanding shares of common stock of Internet Capital Group as of March 30, 2001.

     Internet Capital Group and Safeguard Scientifics are parties to a joint venture agreement under which each has agreed to:

     - Use best efforts to agree and vote on a course of action that is in the best interest of both parties in all matters submitted to the stockholders for approval;

     - Vote its shares for the election of two designees of Safeguard Scientifics and two designees of Internet Capital Group in any election of directors;

     - Offer shares of our stock to the other party at the fair market price of the shares before offering the shares to any unaffiliated party, other than in a sale of all of its shares; and

     - Discuss its intentions with the other party before selling all of its shares to an unaffiliated party and use its best efforts to provide the other party with the opportunity to purchase or participate in the purchase of shares.

     Together, Internet Capital Group and Safeguard Scientifics beneficially own 43.6% of our capital stock and as a result control approximately 57% of the voting power of our capital stock as of March 30, 2001.

                                 OTHER BUSINESS

     The board is not aware of any other matter that may be presented for action at the Annual Meeting of Stockholders. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in our best interest.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Since 1996, we have retained KPMG LLP as our independent public accountants and intend to retain KPMG LLP for the current year ending December 31, 2001.

     Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity at the meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             AUDIT COMMITTEE REPORT

     In accordance with the written charter adopted by the board, a copy of which is attached as Appendix A, the Audit Committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

     Management is responsible for our internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to our financial reporting, and reviews the results and scope of the audit and other services provided by our independent auditors.

     In this context, the Audit Committee has met and held discussions with management and our independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent auditors. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors' their independence and the compatibility of non audit services with such independence.

     Based upon the Audit Committee's discussion with management and our independent auditors, and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the board:
John W. Poduska, Sr., Sc.D., Chairman
Douglas A. Alexander
Christopher J. Davis

     The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of our previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by us in any such filing.

                     SERVICES PERFORMED BY KPMG LLP IN 2000

     Fees billed during 2000 for services provided by KPMG LLP are as follows:

Audit fees(1)...............................................  $167,000
Financial Information Systems Design and Implementation.....        --
All other fees:
  Tax services..............................................    26,400
  Acquisition audit and due diligence services..............   118,500
  Information risk management services......................    83,200
  Registration statement services...........................    63,400
                                                              --------
          Total.............................................  $458,500
                                                              ========

---------------

(1) Year end audit fees plus quarterly reviews

     The audit committee believes that the amounts billed for all other fees are compatible with maintaining the independence of our principal auditors.

       STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2002, you must submit the proposal, in writing, so that our corporate secretary receives it no later than December 20, 2001. The proposal must meet the requirements established by the Securities and Exchange Commission. If you wish to present a proposal at the annual meeting in 2002 that has not been included in the proxy statement, the management proxies will be allowed to use their discretionary voting authority unless notice of your proposal has been received by our corporate secretary no later than March 5, 2002. Your proposal should be sent to: eMerge Interactive, Inc., Attention:
Corporate Secretary, 10305 102nd Terrace, Sebastian, Florida 32958.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     A copy of our Form 10-K accompanies this proxy statement. Upon written request, we will provide an additional Form 10-K copy or copies to any stockholder as of the record date. Such requests should be directed to: eMerge Interactive, Inc., Attention: Corporate Secretary, 10305 102nd Terrace, Sebastian, Florida 32958.

     We have chosen to mail our Financial Statements on Form 10-K with this proxy material to stockholders, such mailing to take place on or about April 19, 2001.

                                                                      APPENDIX A

                           (EMERGE INTERACTIVE LOGO)

                            EMERGE INTERACTIVE, INC.

                            AUDIT COMMITTEE CHARTER

     The Audit Committee is a Committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process.

     In meeting its responsibilities, the Audit Committee is expected to:

          1. Provide an open avenue of communication between the independent accountant and the board of directors.

          2. Review and update the Committee's charter annually.

          3. Approve the independent accountant to be nominated, approve the compensation of the independent accountant, and review the discharge of the independent accountant. The Committee will inform the board of directors of its decisions.

          4. Confirm and assure the independence of the independent accountant, including a review of management consulting services and related fees provided by the independent accountant.

          5. Inquire of management and the independent accountant about significant risks or exposures and the steps management has taken to minimize such risk to the Company, and whether the independent accountants concur.

          6. Review the audit scope and plan of the independent accountant for the Company and major subsidiaries.

          7. Review with the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

          8. Consider and review with the independent accountant:

             a. The adequacy of the Company's internal controls, including computerized information system controls and security, where applicable.

             b. Any related significant findings and recommendations of the independent accountant together with management's responses thereto, including the Company's subsidiaries.

          9. Review with management and the independent accountant at the completion of the annual examination:

             a. The Company's annual financial statements and related footnotes.

             b. The accountant's audit of the financial statements and his or her report thereon.

             c. Any significant changes required in the accountant's audit plan.

             d. Any significant difficulties or disputes with management encountered during the course of the audit.

             e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

          10. Review Annual Report and SEC year-end filings, prior to issuance when possible, and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

          11. Review with management and the independent accountant, any significant accounting or financial reporting issues prior to filing interim financial reports with the SEC or other regulators.

          12. Management will review policies and procedures with respect to officers' expense accounts and perquisites, including use of corporate assets and will report to the committee once a year on its findings. Audit Committee will also consider the results of any review of these areas by the independent accountant.

          13. Management will monitor compliance with the Company's code of conduct and report to the Committee once a year.

          14. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators. The Company's general counsel will meet with the Committee once a year.

          15. Meet with the independent accountant and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

          16. Report Committee actions to the board of directors with such recommendations as the Committee may deem appropriate.

          17. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

          18. The Committee shall meet at least three times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

          19. The Committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the board of directors.

     The membership of the Audit Committee shall consist of three independent members of the board of directors who shall serve at the pleasure of the board of directors. Audit Committee members and the Committee Chairman shall be designated by the full board of directors upon the recommendation of the nominating Committee.

     The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the board of directors.

                           (eMerge Interactive Logo)
                              10305 102ND TERRACE
                            SEBASTIAN, FLORIDA 32958

                                   PROXY CARD

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    Charles L. Abraham and T. Michael Janney (together or individually referred to herein as the "Proxies"), or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned as specified in this proxy card at the Annual Meeting of Stockholders of eMerge Interactive, Inc., or at any adjournment, upon such business as may properly come before the meeting, including the items set forth in the Proxy Statement. The Annual Meeting of Stockholders of eMerge Interactive, Inc. will be held on Thursday, May 24, 2001, at 10:00 a.m., Eastern Daylight Savings Time, at the Desmond Great Valley Hotel and Conference Center, One Liberty Blvd., Malvern, PA, 19355.

ELECTION OF DIRECTORS

Nominees: Charles L. Abraham, John S. Scott, Ph.D., Douglas A. Alexander, Thomas
C. Lynch, John W. Poduska, Sr., Sc.D., James P. Ebzery, Christopher J. Davis, Thomas L. Tippens

[ ] FOR all nominees listed above:            [ ] WITHHOLD vote for all nominees listed above:

  IF WITHHELD FOR ONLY PART OF THE SLATE, PLEASE LIST THE NOMINEE(S) THAT YOU ARE NOT IN FAVOR OF:

--------------------------------------------------------------------------------

I plan to attend the meeting:  [ ]

    Your are encouraged to specify your choices by marking the appropriate box. This Proxy, when properly executed, is voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES. The Proxies cannot vote your shares unless you sign and return the Card. The Proxies are hereby authorized to vote upon such other business as may properly come before the meeting.

    Please sign name exactly as it appears on stock certificate. When shares held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                     Date                                 , 2001
                                          -------------------------------

                                     ---------------------------------------
                                     Printed Name

                                     ---------------------------------------
                                     Signature

                                     ---------------------------------------
                                     Title